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Exhibit 3.2

SECRETARY'S CERTIFICATE

    I, Elliot S. Kaplan, the Secretary of Best Buy Co., Inc., a Minnesota corporation (the "Corporation"), do hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation at a meeting held February 1, 2001, and that said resolutions are still in full force and effect:

  RESOLVED:

    The Board of Directors of this corporation does hereby amend Section 1 of Article III of the Amended and Restated By-Laws of the corporation, to read as follows:

  Section 1
  ELECTION OF
  DIRECTORS.

    The business and affairs of this corporation shall be managed by or under the direction of its Board of Directors which shall be comprised of up to eleven (11) directors, six (6) of whom shall be Class 1 Directors, and five (5) of whom shall be Class 2 Directors. Each Director shall be elected to serve for a term of two (2) years and until his/her successor shall have been duly elected and qualified. Class 1 Directors shall be elected in even numbered years and Class 2 Directors shall be elected in odd numbered years. Except as to the year in which elected, the powers, privileges, duties and responsibilities of each Class 1 and Class 2 Director shall be alike in every respect.

  RESOLVED:

    The Board of Directors of this corporation does hereby amend Article IV of the Amended and Restated By-Laws of the corporation, to read as follows:

ARTICLE IV
OFFICERS

  Section 1
  ELECTION, TERM;
  NUMBER.

    The officers of the corporation shall be elected or appointed by the Board of Directors. Officers of the corporation shall consist of officers having responsibilities with respect to the corporation and all of its subsidiaries, as well as officers having responsibility only with respect to one or more designated operating units or functions within the corporation. The officers of the corporation shall consist of a Chairman and Chief Executive Officer; a Vice Chairman, President and Chief Operating Officer; a Chief Financial Officer; a Treasurer; a Secretary and such other officer or officers as are elected or appointed by the Board of Directors. A person may hold more than one office. The officers shall perform such duties and have such responsibilities as provided for in these By-laws or as otherwise determined by the Board of Directors. The terms of office with respect to each officer shall be prescribed by the Board at the time of election of the officers and absent the specifications of a term, the term shall be determined to be at the pleasure of the Board of Directors.

  Section 2
  CHAIRMAN AND CHIEF EXECUTIVE OFFICER.

    The Chairman and Chief Executive Officer shall preside at all meetings of shareholders and directors and shall be responsible for the strategic management and planning of the business of the corporation, in addition to the duties and powers prescribed by the Board of Directors or by Chapter 302A.

  Section 3
  VICE CHAIRMAN, PRESIDENT AND CHIEF OPERATING OFFICER.

    The Vice Chairman, President and Chief Operating Officer shall perform the duties and exercise the powers of the Chief Executive Officer in his absence or upon his incapacity and shall have responsibility for managing the day-to-day operations of the business of the corporation, in addition to such duties and powers prescribed by the Board of Directors.

  Section 4
  OPERATING UNIT OR FUNCTION PRESIDENTS.

    Presidents of the corporation's operating units or functions, if any, as designated by the Board of Directors, shall have responsibility for managing the day-to-day operations of the business of their respective operating units or functional areas of responsibility and shall perform such other duties as the Board of Directors may from time to time prescribe or as may be delegated by the Chief Executive Officer or the Chief Operating Officer.

  Section 5
  VICE PRESIDENTS.

    The Vice Presidents, if any, in the order designated by the Board of Directors, shall perform such duties as the Board of Directors may from time to time prescribe or as may be delegated by the Chief Executive Officer or the Chief Operating Officer.

  Section 6
  CHIEF FINANCIAL OFFICER.

    The Chief Financial Officer of the corporation shall be responsible for the strategic management and planning of the corporation's finances, in addition to the duties and powers prescribed by the Board of Directors or by Chapter 302A.

  Section 7
  TREASURER.

    The Treasurer of the corporation shall have responsibility for managing the day-to-day finances of the corporation, in addition to such other duties and powers prescribed by the Board of Directors.

  Section 8
  SECRETARY.

    The Secretary and, in his absence, the Assistant Secretary, if any, shall attend all meetings of the Board of Directors, committees thereof, if any, and all meetings of the shareholders and record all votes and minutes of all proceedings in a book kept for that purpose. The Secretary and, in his absence, the Assistant Secretary, shall give or cause to be given notice of all meetings of the shareholders and of the Board of Directors and of committees, if any, and shall perform such other duties as may be prescribed by the Board of Directors or delegated to such officer by the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer. The Secretary and, in his absence, the Assistant Secretary, shall cause and affix the seal of the corporation, to the extent the corporation shall have one, to any instrument requiring the same.

  Section 9
  VACANCIES.

    If any office becomes vacant by reason of death, resignation, retirement, disqualification, removal, or other cause, the directors then in office, although less than a quorum, may by a majority vote, choose a successor or successors who shall hold office for the unexpired term in respect of which such vacancy occurred.

  Section 10
  DELEGATION.

    Unless prohibited by a resolution approved by the affirmative vote of the Board of Directors, an officer of the corporation may delegate some or all of the duties and powers of an office to other persons, provided that such delegation is in writing.

Dated: May 25, 2001	/s/ ELLIOT S. KAPLAN Elliot S. Kaplan Secretary

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  Exhibit 3.2
SECRETARY'S CERTIFICATE